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As filed with the Securities and Exchange Commission on August 2, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Consulting Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	95-3539020
(State of Incorporation)	(I.R.S. Employer Identification No.)

111 W. Ocean Blvd.
Long Beach, California 90802
(Address of principal executive offices)

1997 Equity Incentive Plan, as amended
2000 Associate Stock Purchase Plan, as amended
Doghouse Enterprises, Inc. 2000 Equity Incentive Plan
(Full title of the plans)

Michael A. Zuercher
Vice President & General Counsel
First Consulting Group, Inc.
111 W. Ocean Blvd.
Long Beach, California 90802
(562) 624-5200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.001 per share	1,835,000 shares	$7.90	$14,496,500	$3,625

(1)
Includes 750,000 additional shares issuable under the 1997 Equity Incentive Plan, as amended (the "1997 Plan"), 500,000 additional shares issuable under the 2000 Associate Stock Purchase Plan, as amended, (the "ASPP"); and 585,000 shares issuable under the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan, which plan was assumed by the Registrant effective July 1, 2001.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1). The price per share and aggregate offering price are based upon the average of the high and low trading prices of registrant's Common Stock of $7.90 as reported on the Nasdaq National Market on July 26, 2001.

EXPLANATORY NOTE

    This Registration Statement on Form S-8 is being filed for the purpose of registering: (i) 750,000 additional shares of the Registrant's Common Stock to be issued pursuant to Registrant's 1997 Equity Incentive Plan, as amended; (ii) 500,000 additional shares of the Registrant's Common Stock reserved for issuance under registrant's 2000 Associate Stock Purchase Plan, as amended; and (iii) 585,000 shares issuable under the Doghouse Enterprises, Inc. ("Doghouse") 2000 Equity Incentive Plan (the "DH Plan"), which Plan was assumed by the Registrant effective July 1, 2001. As of June 29, 2001, Doghouse Enterprises, Inc., which formerly was 95% controlled by the Registrant, became a wholly owned subsidiary of the Registrant. Upon completion of its purchase of the minority stake in Doghouse, the Registrant assumed all assets, including the DH Plan from Doghouse. The conversion rate for options issued and options available for issuance under the DH Plan, was 0.078, or 78 shares of Registrant's Common Stock per 1,000 shares of Doghouse Common Stock.

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    The following documents filed by First Consulting Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

  (a)
  The Company's Annual Report on Form 10-K for the year ended December 31, 2000.

  (b)
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  (c)
  The Company's Current Report on Form 8-K, filed March 7, 2001; and;

  (d)
  The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed January 22, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4.  Description of Securities

    Not applicable.

Item 5.  Interests of Named Experts and Counsel

    Michael A. Zuercher, who has passed on certain legal matters with respect to the validity of the shares offered hereby, is Vice President, General Counsel and Secretary of the Company. Mr. Zuercher is eligible for benefits under the 1997 Plan and the ASPP. Mr. Zuercher holds options to purchase 10,000 shares of FCG Common Stock under the 1997 Plan, none of which are exercisable within 60 days of June 30, 2001.

Item 6.  Indemnification of Directors and Officers

    Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws

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require the Company to indemnify its directors and executive officers and permit the Company to indemnify its other officers, employees and other agents, to the fullest extent permitted by Delaware law; provided, however, that the Company may limit the extent of such indemnification by individual contracts with its directors and executive officers; and provided further, that the Company shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law. The Bylaws also require the Company to advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding, upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Company's Bylaws or otherwise.

    The Company has entered into indemnity agreements with its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 7.  Exemption from Registration Claimed

    Not applicable.

Item 8.  Exhibits

Exhibit Number		Description
4.1	*	Certificate of Incorporation
4.2	*	Bylaws
4.3	*	Specimen Stock Certificate
5.1		Opinion of Michael A. Zuercher, General Counsel
23.1		Consent of Grant Thornton LLP, Independent Certified Public Accountants
23.2		Consent of Michael A. Zuercher (Included in Exhibit 5.1 hereto)
24.1		Power of Attorney (contained on signature pages)
99.1	*	FCG's 1997 Equity Incentive Plan, as amended (the "1997 Plan")
99.2	*	Form of Incentive Stock Option under the 1997 Plan
99.3	*	Form of Non-Qualified Stock Option under the 1997 Plan
99.4	**	FCG's 2000 Associate Stock Purchase Plan
99.5	**	FCG's 2000 Associate Stock Purchase Plan Offering, adopted October 26, 1999
99.6		Doghouse Enterprises, Inc. 2000 Equity Incentive Plan (the "Doghouse Equity Plan")
99.7		Form of Stock Option Agreement under the Doghouse Equity Plan

*
Documents incorporated by reference from FCG's Registration Statement on Form S-1, as amended (File No. 333-41121), declared effective February 12, 1998.

**
Documents incorporated by reference from FCG's Annual Report on Form 10-K for the year ended December 31, 1999.

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Item 9.  Undertakings

1.
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by

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  controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on August 2, 2001.

First Consulting Group, Inc.
/s/ LUTHER J. NUSSBAUM Luther J. Nussbaum Chief Executive Officer & Chairman of the Board

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Power of Attorney

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LUTHER J. NUSSBAUM and MICHAEL A. ZUERCHER, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

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    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LUTHER J. NUSSBAUM Luther J. Nussbaum	Chief Executive Officer and Chairman of the Board	August 2, 2001
/s/ WALTER J. MCBRIDE Walter J. McBride	Executive Vice President and Chief Financial Officer	August 2, 2001
/s/ PHILIP H. OCKELMANN Philip H. Ockelmann	Vice President, Controller and Chief Accounting Officer	August 2, 2001
/s/ STEVEN HECK Steven Heck	Director	August 2, 2001
/s/ STEVEN LAZARUS Steven Lazarus	Director	August 2, 2001
/s/ DAVID S. LIPSON David S. Lipson	Director	August 2, 2001
/s/ STANLEY R. NELSON Stanley R. Nelson	Director	August 2, 2001
/s/ F. RICHARD NICHOL F. Richard Nichol	Director	August 2, 2001
Stephen E. Olson	Director	August , 2001
/s/ SCOTT S. PARKER Scott S. Parker	Director	August 2, 2001
Fatima Reep	Director	August , 2001
/s/ JACK O. VANCE Jack O. Vance	Director	August 2, 2001

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Exhibit Index

Exhibit Number	Description
5.1	Opinion of Michael A. Zuercher, General Counsel
23.1	Consent of Grant Thornton LLP, Independent Certified Public Accountants
23.2	Consent of Michael A. Zuercher (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.6	Doghouse Enterprises, Inc. 2000 Equity Incentive Plan (the "Doghouse Equity Plan")
99.7	Form of Stock Option Agreement under the Doghouse Equity Plan

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EXPLANATORY NOTE
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Signatures
Power of Attorney